SECURED SUBORDINATED DEBENTURE

$________                                  Farmingdale, New York
                                           November 30, 1995

          VTX Electronics Corp., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), for value received, hereby promises to pay to the order of [name of investor] or registered assigns the principal amount of ______________________ ($_______) Dollars on December 1, 2000, in
such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts, at the principal office of the Company, in Farmingdale, New York and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) at said office, in like coin or currency, on the unpaid portion of said principal amount from the date hereof, quarterly on the first day of September, December, March and June in each year, commencing on March 1, 1996, at the rate of interest from time to time equal to the "prime rate" as publically announced from time to time in the Wall Street Journal plus two percent (2%) per annum adjusted monthly on the first business day of each month until such unpaid portion of such principal amount shall have become due and payable and thereafter at the greater of such prime rate plus six percent (6%) or eighteen percent (18%) per annum thereafter and, so far as may be lawful, on any overdue installment of interest at the rate of the greater of such prime rate plus six percent (6%) or eighteen percent (18%) per annum. This Debenture may be prepaid at any time after one year from original issuance, in whole or in part, with no penalty, only with the prior written consent of the Holder of this Debenture.

          par 1.       The Agreement; Exchanges and Transfers of the
Debenture.

          par 1.1.     The Agreement.  This Debenture (herein called
the "Debenture") is one of several identical Debentures in the aggregate principal amount of $1,237,500 (collectively called the "Debentures") issued pursuant to a Capitalization Agreement dated November 29, 1995 (herein called the "Agreement") between the Company and the investors named therein.

          par 1.2.     Register; Transfer or Exchange of Debentures.
The Company shall keep at its office or agency maintained in Farmingdale, New York a register in which the Company shall provide for the registration of Debentures and for the registration of transfer of Debentures. The Holder of any Debenture may, at its option and either in person or by duly authorized attorney, surrender the same for registration of transfer or exchange at such office and, without expense to such Holder (other than transfer taxes, if any), receive in exchange therefor a new Debenture or Debentures, dated as of the date to which interest has been paid on the Debenture or Debentures so surrendered, each in the principal amount of $10,000 or any integral multiple thereof, for the same aggregate unpaid principal amount as the Debenture or Debentures so surrendered for transfer or exchange and each registered in such name or names as may be designated by such Holder. Every Debenture so made and delivered in exchange for any Debenture shall in all other respects be in the same form and have the same terms as the Debenture so surrendered for transfer or exchange.

          par 1.3.     Loss, Theft, Destruction or Mutilation of
Debentures. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Debenture and, in the case of any such loss, theft or destruction, upon receipt of an indemnity bond in such reasonable amount as the Company may determine (or if such Debenture is held by the original Holder, of an unsecured indemnity agreement reasonably satisfactory to the Company) or, in the case of any such mutilation, upon surrender and cancellation of such Debenture, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Debenture, a new Debenture of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the Debenture so lost, stolen, destroyed or mutilated.

          par 1.4.     Registered Holders.  The Company may deem and
treat the person in whose name any Debenture is registered as the absolute owner and holder of such Debenture for the purpose of receiving payment of the principal of and interest on such Debenture and for the purpose of any notices, waivers or consents thereunder, whether or not such Debenture shall be overdue, and the Company shall not be affected by notice to the contrary. Payments with respect to any Debenture shall be made only to the registered Holder thereof.

          par 2.       Surrender of the Debenture.

          par 2.1.     Surrender of Debentures.  (a) The Company may,
as a condition of payment of all or any of the principal of, and interest on, this Debenture, in whole or in part, require the holder to present this Debenture for notation of such payment and, if this Debenture be paid in full, require the surrender hereof.
               (b)  Anything herein to the contrary
notwithstanding, the entire principal plus accrued interest amount of this Debenture, or any part hereof, may be surrendered to the Company by the Holder for redemption and cancellation as payment of the exercise price of any warrant to acquire common stock of the Company. If less than the entire principal amount of this Debenture is so surrendered and redeemed, a new Debenture in the remaining outstanding principal amount shall be redelivered to the Holder.

          par 3.       Covenants.

          par 3.1.     To Pay Principal and Interest.  The Company
covenants and agrees to pay principal and interest on this Debenture in accordance with the terms hereof.

          par 3.2.     Maintenance of Company Office.  The Company
will maintain an office in Farmingdale, New York in its current facility where notices, presentations and demands to or upon the Company in respect of the Debenture may be given or made or such other place as a majority in principal amount of the Debentures shall consent to in writing.

          par 3.3.     To Keep Books.  The Company will, and will
cause all subsidiaries, to keep proper books of record and account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles.

          par 3.4.     Payment of Taxes; Corporate Existence;
Maintenance of Properties. The Company will, and will cause each of its subsidiaries to,

     A. pay and discharge promptly or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or change upon its property; provided, however, that neither the Company nor any subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company or such subsidiary, as the case may be, shall have set aside on its books reserves (provided for and segregated to the extent required by generally accepted accounting principles) deemed by it adequate with respect thereto;

     B. maintain and keep or cause to be maintained and kept its properties in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements and improvements so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

          par 3.5.     To Insure.  The Company will, and will cause
each of its subsidiaries to maintain insurance in such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated.

          par 3.6.     Sale, Merger or Consolidation by Company.  The
Company will not sell, lease, transfer or otherwise dispose of any substantial part of its properties and assets or consolidate with or merge into any person or permit any person to merge into it.

          par 3.7.          Additional Debt.  The Company shall not
issue or incur any debt senior to, or parri passu with, the Debentures.

          par 4.       [Intentionally omitted].

          par 5.       Subordination.  (a)  "Senior Debt" means (i)
all indebtedness for principal and interest, including interest accruing during the period of any bankruptcy and other amounts payable under the terms of such Senior Debt, of the Company to Congress Financial Corporation ("Congress") under that certain Accounts Financing Agreement (Security Agreement) dated December 31, 1992 and the Covenant Supplement to Accounts Financing Agreement (Security Agreement) dated December 31, 1992 and all amounts owing to Sterling Commercial Capital, Inc., First Well Street SBIC, L.P., Fundex Capital Corp. and Tappan Zee Capital Corp. under that certain Loan Agreement dated March 31, 1994, Mortgage dated March 31, 1994 and Security Agreement dated March 31, 1994.

               (b) The Company covenants and agrees, and each Holder of this Debenture, by his acceptance hereof likewise covenants and agrees that the payment of the principal of, interest and all other amounts payable on this Debenture shall be subordinated in accordance with the provisions of this paragraph 5 and each holder of any of the Debenture, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions. This Debenture, shall, to the extent and in the manner hereinafter in this paragraph 5 set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Debt of the Company.
               (c) Upon any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of the Company whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Debt of the Company shall first be paid in cash or cash equivalents, before the holder of this Debenture shall be entitled to receive any assets or securities (other than shares of stock of the Company, as reorganized or readjusted or securities of the Company, or of any other corporation provided for by a plan of reorganization or readjustment, junior to, or the payment of which is subordinated at least to the extent provided in this paragraph 5 to the payment of, all Senior Debt of the Company, which may at the time be outstanding or any securities issued in respect thereof under any such plan of reorganization or readjustment) in respect of the Debentures (for principal, interest or other amounts); and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets or securities of the Company, of any kind or character, whether in cash, property or securities
(other than as aforesaid), to which the Holders of the Debentures would be entitled, except for the provisions of this paragraph 5, shall be made by the Company, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt of the Company, or their representatives to the extent necessary to pay all such Senior Debt of the Company, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Debt.
               (d) No demand, declaration, acceleration or direct or indirect payment, prepayment or enforcement of principal of this Debenture may be made or done until the Senior Debt is finally paid in full, provided, however, demand for payment and acceleration may be made after 180 days following an Event of Default. Also, no direct or indirect payment of or on account of this Debenture
(including without limitation principal, interest and premiums) shall be made if, at the time of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of any amount (including without limitation principal, interest and premiums) payable by the Company in respect of any Senior Debt (any default referred to in this clause (i) herein called a "Monetary Default"), or (ii) the Company receives a notice from a holder of any Senior Debt that there exists a default or an Event of Default other than a Monetary Default in respect of any Senior Debt (any default or Event of Default specified in this clause (ii) herein called a "Non-Monetary Default"). If the Company receives any notice of a Non-Monetary Default, a subsequent notice given within 360 days from the date of the giving of the first notice relating to the same Non-Monetary Default on the same issue of Senior Debt shall not be effective for the purposes of this paragraph. Notwithstanding the occurrence of a Non-Monetary
Default (but subject to the provisions of Section 5(c) above and clause (i) of the second sentence of this Section 5(d)), the Company shall resume payments on and distribution in respect of interest and other amounts (but not principal) on this Debenture when: (1) the Non-Monetary Default is cured or waived, or (2) 180 days after the giving of the aforementioned notice of the occurrence of such Non-Monetary Default (unless during such 180 day period the maturity of the Senior Debt is accelerated, or such indebtedness otherwise comes due, and is not paid in full), but in any event only if this paragraph 5 otherwise permits the payments or acquisition at the time of such payment.
               (e)  In the event that, notwithstanding the
foregoing, the holder of any Debenture shall have received any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities
(other than as expressly permitted by this paragraph 5) in contravention of the terms of the subordination contained herein before all Senior
Debt of the Company is paid in full, then and in such event, such payment or distribution of assets or securities of the Company shall be held in trust for and paid over or delivered to the holder of Senior Debt of the Company, for application to the payment of all Senior Debt of the Company, remaining unpaid to the extent necessary to pay in full in cash the principal of and the premium
(if any) and interest and such other amounts on such Senior Debt of the Company, in accordance with its terms, after giving effect to any concurrent payment or distribution to holders of such Senior
Debt of the Company.
               (f)  If any Event of Default occurs (under
circumstances when the provisions of paragraph 5(c) shall not be applicable) with respect to the Company and as a result this Debenture is declared due and payable, and such declaration has not been rescinded or annulled, all principal and premium, if any, of all Senior Debt of the Company then due, or thereafter declared to be due, pursuant to the terms of such Senior Debt at such time, and all interest and such other amounts then due upon such Senior Debt shall first be paid in full before any payment is made on account of principal or interest or other amounts on any Debenture.
               (g) Subject to the prior payment in full of all Senior Debt of the Company, the Holder of this Debenture shall be subrogated to the rights of the holders of such Senior Debt to receive payments or distributions of assets or securities of the Company with respect to payments or distributions to the holders of Senior Debt by or on behalf of the Company to which the Holder of this Note would be entitled except for the provisions of this paragraph 5, applicable to Senior Debt until the principal of and interest on the Debenture shall be paid in full; provided, however, that all payments of principal and interest on this Debenture which were permitted under the provisions of this paragraph 5 at the time made shall remain the property of the Holder of this Debenture and shall not be subject to recapture by the holders of the Senior Debt. For purposes of such subrogation, no such payments or distributions to the holders of Senior Debt by or on behalf of the Company, to which the Holder of this Debenture would be entitled, except for the provisions of this paragraph 5, and no such payments or distributions pursuant to the provisions of this paragraph 5 to or for the benefit of the holders of Senior Debt of the Company, by the Holder of Debenture, shall, as between the Company, its creditors other than the holders of their respective Senior Debt, as the case may be, and the Holders of this Debenture, be deemed to be a payment by the Company, to or on account of Senior Debt and no such payments or distribution to the Holders of Debentures by virtue of the subrogation herein provided for shall, as between the Company, its creditors other than the Holders of their respective Senior Debt and the Holders of the Debentures, be deemed to be a payment by the Company, on account of such Senior Debt, it being understood that the provisions of this paragraph 5 are solely for the purpose of defining the relative rights of the Holders of the Debentures, on the one hand, and the holders of Senior Debt of the Company, on the other hand. Nothing contained in this is intended to or shall impair, as between the Company and the Holders of Debentures, the obligation of the Company, which is unconditional and absolute, to pay to the Holders of the Debentures the principal of and interest on the Debentures, as and when the same shall become due and payable in accordance with their terms, or to affect (except to the extent specifically provided above in this paragraph) the relative rights of the Holders of the Debentures and creditors of the Company, other than the Holders of Senior Debt of the Company, nor shall anything herein prevent the Holder of any Debentures from exercising all remedies otherwise permitted by applicable law upon default under this Debenture, subject to the rights, if any, under this paragraph 5, of the Holders of Senior Debt of the Company, in respect of assets or securities of the Company, of any kind or character, whether cash, property or securities, received upon the exercise of any such remedy.
               (h) Upon any payment or distribution of assets or securities of the Company referred to in this paragraph 5, the Holders of this Debenture shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution, delivered to the Holders of the Debentures for purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this paragraph 5.
               (i) No right of any present or future holder of any Senior Debt of the Company, to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company, or by any act or failure to act, in good faith, by any Holder, or by any noncompliance by the Company, with the terms, provisions and covenants of this Debenture regardless of any knowledge thereof any such Holder may have or otherwise be charged with.

               (j) The provisions of this paragraph 5 are intended to be for the benefit of, and shall be enforceable directly by, the holders of Senior Debt of the Company.

          par 6.       Events of Default.

          par 6.1.     Events of Default.  If one or more of the
following events, herein called Events of Default, shall happen for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court of any order, rule or regulation of any administrative or governmental body) and be continuing:

               (a) Default shall be made in the payment of the principal of any Debenture, when and as the same shall become due and payable,whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or
               (b) Default shall be made in the payment of any installment of interest on any Debenture according to its tenor when and as the same shall become due and payable and such default shall continue for a period of 10 days; or
               (c) Default shall be made in the due observance or performance of any covenant, condition or agreement on the part of the Company contained in this Debenture; or
               (d) The Company shall be adjudicated a bankrupt or insolvent, or shall consent to the appointment of a receiver, trustee or liquidator of itself or of any material part of its property, or shall admit in writing its inability to pay its debts generally as they come due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition or an answer seeking reorganization or arrangement in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall, by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or the Company or its directors or majority stockholders shall take action looking to the dissolution or liquidation of the Company; or
               (e) An order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Company, a receiver, trustee or liquidator of the Company or of any material part of its property, and such receiver, trustee or liquidator shall not have been removed or discharged within 90 days thereafter, or any material part of the property of the Company shall, in any judicial proceeding, be sequestered and shall not be returned to the possession of the Company within 90 days thereafter; or
               (f) A petition against the Company in a proceeding under any bankruptcy law (as now or hereinafter in effect) shall be filed and shall not be dismissed within 30 days after such filing, or, in case the approval of such petition by a court of competent jurisdiction is required, shall be filed and approved by such a court as properly filed and such approval shall not be withdrawn or the proceeding dismissed within 30 days thereafter, or if, under the provisions of any other similar law providing for reorganization or winding up of corporations and which may apply to the Company, any court of competent jurisdiction, custody or control of the Company or of any material part of its property and such jurisdiction, custody or control shall not be relinquished or terminated within 30 days thereafter; or
               (h) The Company shall (x) be declared in default in the payment of principal or interest on any evidence of indebtedness for money borrowed (other than the Debentures) or other material obligations and such default shall continue for more than the period of grace, if any, therein specified, unless such default shall have been cured or waived prior to such indebtedness becoming or being declared to be due and payable prior to its stated maturity, or (y) default shall continue for more than the period of grace, if any, therein specified, or (z) default in the performance or observance of any other term, condition or agreement contained in any such evidence of indebtedness for money borrowed or in any agreement relating thereto if as a result of such default such evidence of indebtedness is declared to be due and payable prior to its stated maturity;

then, in any such event, any registered Holder or Holders of the Debentures may declare the Debenture or Debentures held by it or them to be immediately due and payable and upon such declaration the same shall become and be immediately due and payable, together with accrued interest thereon, anything in the Debentures to the contrary notwithstanding.

          par 6.2.     Suits for Enforcement.  In case any one or more
of the Events of Default specified in paragraph 6.1 shall happen and be continuing, each Holder of a Debenture which may, pursuant to the provisions of paragraph 6.1, declare the Debenture or Debentures held by it to be immediately due and payable, may proceed to protect and enforce its rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Debenture, such Debenture or in aid of the exercise of any power granted in this Debenture, such Debenture, or may proceed to enforce the payment of such Debenture or to enforce any other legal or equitable right of holder of such Debenture. If, pursuant to the provisions of par 6.1 or of this paragraph 6.2, the holder of any Debenture shall demand payment thereof or take any action in respect of a default or an Event of Default, the Company will forthwith give written notice, addressed as provided in paragraph 6.4, to the other Holders of Debentures, specifying such action and the nature of the default or Event of Default. Nothing contained in this paragraph 6.2 or in paragraph
6.1 shall in any manner impair that absolute and unconditional right of each holder of a Debenture to receive payment of the principal of and interest, on such Debenture when the same shall become due and payable in accordance with the terms thereof, and to institute suit for the enforcement of such payment.

          par 6.3.     Remedies Cumulative.  No remedy herein
conferred upon the Holder of any Debenture is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

          par 6.4.     Remedies Not Waived.  No course of dealing
between the Company and any Holder of a Debenture shall operate as a waiver of any right of such Holder hereunder or under such Debenture, and no delay on the part of such Holder in exercising any right hereunder or thereunder shall so operate.

          par 7.       [Intentionally omitted]

          par 8.       Security.  This Debenture is secured by, and
entitled to the benefits of, that certain Mortgage dated as of November 28, 1995 and Security Agreement dated as of November 28, 1995 made by the Company for the benefit of the holders of the Debentures.

          par 9.       Costs of Collection.  In case of a default in
the payment of any principal of or interest on this Debenture, the Company will pay to the Holder hereof such further amount as shall be sufficient to cover the costs and expenses of collection, including (without limitation) reasonable attorneys' fees.

          par 10.      Legend.  Each Debenture shall bear the
following legend:
               The Securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or registered or qualified under the "blue sky" laws of any State. The securities may not be pledged, hypothecated, assigned, sold or transferred unless registered under that Act and registered or qualified under the blue sky laws as may be applicable or unless, in the opinion of counsel reasonably satisfactory to the Company, exemptions from such laws are available.

          par 11.      Covenants Bind Successors and Assigns.  All the
covenants, stipulations, promises and agreements in this Debenture contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

          par 12.      Governing Law.  This Debenture shall be
governed by and construed in accordance with the laws of the State of New York.

          par 13.      Notice.  Any notice pursuant to this Debenture
shall be effected on the day delivered by hand and receipted, the second business day after delivery to a recognized overnight courier service or seven days after delivery to the United States Post Office, proper postage prepaid sent registered or certified mail, return receipt requested, addressed as follows:

          If to the holder at the address shown on the register maintained by the Company pursuant to par 1.2 of this Debenture.

          If to the Company:

          61 Executive Boulevard
          Farmingdale, New York 11735

          par 14.      Waiver of Jury Trial.  THE COMPANY HEREBY
WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS DEBENTURE AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

          par 15.      Headings.  The headings of the sections and
subsections of this Debenture are inserted for convenience only and do not constitute a part of this Debenture.

          IN WITNESS WHEREOF, VTX Electronics Corp. has caused this Debenture to be signed in its corporate name by one of its officers thereunto duly authorized and this Debenture to be dated as of the day and year first above written.


                                        VTX ELECTRONICS CORP.



                                   By:________________________